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REAL ESTATE OPTION AGREEMENT

THIS AGREEMENT ("Agreement"), dated for convenience of reference as of the 10th day of March, 2022, between BJ BUILDERS, INC., a West Virginia corporation ("Seller") and FRONTIERAS NORTH AMERICA, a Wyoming corporation, and/or assignee ("Purchaser").

RECITALS

Seller owns certain real estate consisting of approximately 192.5 acres of land located in Mason County, West Virginia on the Ohio River, legally described on Exhibit "A" attached hereto, together with any and all rights, interests, easements and hereditaments benefitting said land, including all rights of Seller with respect to its water or river usage rights (hereinafter collectively referred to as the "Property").

Purchaser desires to acquire an option to purchase all of the Property, and Seller is willing to grant to Purchaser, the said Option upon the terms and conditions contained herein. Capitalized terms in this Agreement shall have the meanings ascribed in this Agreement regardless of where the definition appears in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants contained herein, the parties agree as follows:

1. Grant of Option. Seller hereby grants to Purchaser the exclusive right and option (the "Option") to purchase the Property upon the terms and conditions stated herein.

2. Option Period; Extension; Due Diligence Activities; Purchaser's Insurance.

(a) The Option Period shall begin upon the date hereof and end at 5:00 p.m., EDT, on the 90th day following the date hereof (the "Option Period"). Purchaser shall have the right to extend the Option Period for an additional 90 days by giving Seller written notice of such extension together with payment to Seller of the Option Extension Payment (defined below) before the termination of the initial Option Period.

(b) During the Option Period, Purchaser shall have the right to conduct inspections of the Property, including without limitation, the availability for access, utility services, zoning, environmental risks, engineering and soil conditions, surveying, and for conducting necessary work on the Property with respect to obtaining development entitlements for the Property (collectively, "Due Diligence Activities"). All Due Diligence Activities shall be at the sole risk and expense of Purchaser. Any damage, disturbance or other disruption of the Property shall be repaired and/or placed in the condition existing prior to Purchaser's disturbance thereof upon completion of Purchaser's Due Diligence Activities. Within five (5) business days of the date hereof, Seller shall provide to Purchaser copies of any environmental, soils, geotechnical or similar reports concerning the Property in Seller's possession or control, together with any other documents set forth in section 7(a) below. Purchaser acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of any such existing reports or materials and Purchaser shall have no claim against Seller based upon such reports or materials. Seller agrees to provide Purchaser and its authorized agents, accompanied by a representative of Seller if Seller so desires, reasonable access to the Property for the conduct of Due Diligence Activities at all reasonable times on business days during the Option Period upon at least twenty- four (24) hours prior written notice to Seller and the lessee under the Crop Lease. Purchaser shall conduct such Due Diligence Activities in a manner that is not unreasonably disruptive to the condition or operation of the Property including, without limitation, the gas well(s) on the Property and the operations of the lessees under the Crop Lease and Gas Lease. Purchaser is fully and completely aware that the Property is subject to an existing gas lease (the "Gas Lease") and is under lease to Brian McDermitt for the production of crops for 2022 (the "Crop Lease"). Purchaser acknowledges that it has been provided copies of the Gas Lease and Crop Lease. Purchaser's indemnification obligations shall include all damages to the lessees under the Gas Lease and Crop Lease (including, without limitation, lessee's gas well(s), crops and equipment) caused by Purchaser or its representatives whether asserted pursuant to the Gas Lease, Crop Lease or otherwise. Purchaser further acknowledges that it is aware of the presence of cemeteries on the Property and will in no event disturb the cemeteries in connection with its Due Diligence Activities. If Purchaser proceeds to Closing, conveyance of the Property will be made subject to the Gas Lease, Crop Lease and cemeteries. Any invasive Due Diligence Activities, including, without limitation, Phase II environmental, soil borings, and surface/crop disturbance, shall require Seller's prior written consent as to nature and location of such activities, such consent not to be unreasonably withheld.

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(c) Purchaser shall at all times prior to Closing carry, and shall cause its agents and contractors to carry at all times Purchaser, its agents or contractors are present on the Property or have equipment present at the Property, liability insurance with companies, and in form and substance, including without limitation, limits of liability, satisfactory to Seller. Purchaser shall provide evidence of such insurance satisfactory to Seller prior to entry onto the Property by Purchaser, its agents or contractors. Such insurance shall name Seller and the Crop Lease lessee as an additional insureds, shall waive subrogation against Seller and the lessee of the Crop Lease, and shall be on an occurrence basis. Purchaser shall indemnify, defend and hold Seller, its officers, directors and shareholders harmless from and against all loss, liability, cost, damage, and expense arising out of or resulting from the Due Diligence Activities performed by or for Purchaser, including without limitation, mechanic's or materialmen's liens, damage to property (including, without limitation, the Property and crops and property of the lessees of the Property), injury to persons, and reasonable attorney's fees. The insurance to be maintained by Purchaser, its agents and contractors shall be primary, with any insurance maintained by Seller or any lessee being secondary and non-contributing. The insurance to be maintained by Purchaser, its agents, and contractors, shall be in support of, and not in satisfaction of, Purchaser's indemnification obligations, which indemnification obligations shall survive Closing or the earlier termination of this Agreement.

3. Option Consideration. The initial consideration for the Option shall be the sum of $25,000 paid by Purchaser directly to Seller and outside of escrow upon the execution of this Agreement ("Initial Option Payment"). If Purchaser elects to extend the Option Period as described in section 2 above, Purchaser shall timely pay an additional $25,000 directly to Seller and outside of escrow before the termination of the initial Option Period (the "Option Extension Payment "). Both the Initial Option Payment and the Option Extension Payment, if paid under this Section 3, shall be non-refundable to Purchaser except as expressly otherwise provided herein. Notwithstanding any provision in this Agreement to the contrary, the Initial Option Payment and the Option Extension Payment, if paid by Purchaser, shall be applied as a credit against the Purchase Price at Closing or refunded to Purchaser if this Agreement is terminated as a result of default by Seller when Purchaser is not also in default. In addition, in the event that Purchaser would otherwise be entitled to return of the Initial Option Payment and Option Extension Payment upon termination of this Agreement pursuant to an express provision of this Agreement, if at the time of termination there remain unpaid or outstanding claims for indemnification pursuant to Section 2 or Section 7(b) of this Agreement ("Seller Indemnification Claims"), the Initial Option Payment and Option Extension Payment shall continue to be held by Seller and shall be (i) retained by Seller to pay or partially pay Indemnification Claims or (ii) released to Purchaser after Purchaser has otherwise irrevocably satisfied all Indemnification Claims in full.

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4. Exercise of Option. During the Option Period, Purchaser may purchase the Property by giving written Notice of Exercise of the Option ("Notice of Exercise") to the Seller and the Title Company (as defined below). Upon delivery of the Notice of Exercise an escrow shall be opened with Mercantile Title Agency, Inc. (an authorized agency of First American Title Insurance Company), or such other title insurance company and/or escrow company that the parties mutually agree upon ("Title Company"). The date upon which the Title Company receives a fully executed copy of this Agreement together with the Notice of Exercise is referred to herein as the "opening of escrow".

5. Purchase Price; Earnest Money. The purchase price for the Property shall be Three Million Eight Hundred Fifty Thousand and No/100 Dollars ($3,850,000) ("Purchase Price"). The Purchase Price shall be payable as follows:

(a) The Initial Option Payment, and the Option Extension Payment if previously paid to Seller by Purchaser, shall be deemed as earnest money ("Earnest Money") to be applied to the Purchase Price at Closing.

(b) If the Option Extension Payment has not been previously paid to Seller in accordance with Section 2 above, then $25,000 shall be tendered to Seller in the form of Purchaser's cashier's check made payable to the Title Company upon satisfaction or waiver of the contingencies set forth in Section 6 hereof on or before the termination of the Due Diligence Period (as defined in Section 7) as additional earnest money (the "Additional Earnest Money"). The payment of the Additional Earnest Money shall not extend the Due Diligence Period or Closing Date.

The Title Company shall retain the Additional Earnest Money, if paid, in a non-interest bearing bank account (which may be the Title Company's trust account). The Title Company shall hold and deliver the Additional Earnest Money to the party entitled to the same hereunder. If the sale of the Property is closed hereunder, the Initial Option Deposit and monies held as the Additional Earnest Money shall be applied on the Closing Date on account of the Purchase Price and the Additional Earnest Money shall be paid over to Seller on the Closing Date.

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The Title Company is authorized and instructed to deposit the Additional Earnest Money promptly in either a segregated federally insured account or the Title Company's trust account, subject to immediate withdrawal. If a segregated account is utilized, Seller and Purchaser shall cooperate with the Title Company to obtain any and all necessary authorizations or directions to open such account. Purchaser and Seller agree that the Title Company need not provide notice to, or obtain any further instruction from, either of them to pay the Additional Earnest Money to Seller or Purchaser as provided in this Agreement. If the Additional Earnest Money is paid to either party upon the termination of this Agreement and the escrow, then neither party shall have any further right, liability or obligation to the other hereunder except for the rights, liabilities and obligations specified in this Agreement to survive the termination of this Agreement or the escrow, including recovery of certain costs.

(c) Not later than 1:00 PM, Eastern Time, on the Closing Date (as hereinafter defined), Purchaser shall deposit with the Title Company, in immediately available funds, the sum necessary, along with (i) the Initial Option Deposit and (ii) Option Extension Payment or the Additional Earnest Money paid, as the case may be, to make the total payment paid to Seller at Closing equal to the Purchase Price, plus or minus prorations as hereinafter provided, in accordance with this Agreement.

6. Closing.

(a) The consummation of the purchase and sale of the Property ("Closing" or "Closing Date") shall take place at the office of the Title Company in Huntington, West Virginia on a date mutually agreed upon by the parties, but not later than forty-five (45) days following the end of the Due Diligence Period (as described in Section 7 below).

(b) This transaction shall be closed in accordance with this Agreement and the Purchase Price shall be paid as indicated in section 5 above and all documents necessary for the consummation of this transaction shall be delivered through escrow with the Title Company (the "Escrow") on or prior to the Closing Date. Provided that all conditions of this Agreement have been satisfied, the Title Company shall disburse the proceeds of sale on the Closing Date to Seller and Seller shall deliver possession of the Property to Purchaser subject to the existing Crop Lease, Gas Lease, cemeteries, and other Permitted Exceptions.

(c) At or prior to Closing, Seller shall cause to be delivered into Escrow the following documents:

(1) A Special Warranty Deed (the "Deed") in recordable form properly executed on behalf of Seller, in substantially the form attached hereto as Exhibit "B" conveying to Purchaser Seller's interest in the Property, subject to all matters of record and other Permitted Exceptions, and all matters that could be ascertained by an accurate survey of the Property;

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(2) An affidavit sworn by an officer of Seller to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, which affidavit shall be in such form as may be prescribed by federal regulations;

(3) such disclosures and reports (including tax reporting and withholding certificates) as are required of Seller by applicable state and local law in connection with the conveyance of the Property;

(4) Affidavits as may be reasonably required by the title company providing Seller's title insurance (the "Title Insurer") for its elimination of title exceptions relating to any rights of other parties regarding the Property in form reasonably acceptable to the Title Insurer;

(5) A resolution evidencing the authority of any person or persons executing instruments for or on behalf of Seller in connection herewith and authorizing Seller's sale of the Property and delivery of documents required to be delivered by Seller hereunder; and

(6) A settlement statement executed on behalf of Seller.

(d) At or prior to Closing, Purchaser shall cause to be delivered into Escrow the following:

(1) Immediately available funds in the amount required under Paragraph 5(c);

(2) A resolution evidencing the authority of any person or persons executing instruments for or on behalf of Purchaser and authorizing Purchaser's purchase of the Property and delivery of documents required to be delivered by Purchaser hereunder;

(3) A settlement statement executed on behalf of Purchaser; and

(4) all other documents required by this Agreement or otherwise necessary for the Closing.

(e) On or before Close of Escrow, Purchaser and Seller shall deliver to the Title Company such other routine documents and matters as are reasonably necessary to consummate the sale of the Property, including without limitation, and supplementary escrow instructions.

(f) If at Close of Escrow, (i) the Title Insurer is irrevocably committed to issue the title insurance policy referred to in Section 15 below, (ii) each party has delivered the respective documents and funds set forth herein, and (iii) the Title Company is irrevocably committed to deliver the net sale proceeds to the Seller, then the Title Company is directed to record the Deed; to deliver to Purchaser those documents referred to in Paragraphs 6(c)(2) through 6(c)(6), fully executed where appropriate; to deliver to the Seller executed copies of those documents referred to in Paragraph 6(d)(2) through 6(d)(4) above and the net sale proceeds by wire transfer as directed by the Seller; and to perform the prorations referred to in Section 14.

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(g) Title Company as the party responsible for closing the transactions contemplated hereby within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information reports, returns and statements (collectively, the "reports") regarding the transactions as may be required by the Code including, but not limited to, the reports required pursuant to Section 6045 of the Code. The Title Company further agrees to indemnify and hold Purchaser, Seller and their respective attorneys harmless for, from and against any and all claims, costs, liabilities, penalties or expenses resulting from Title Company's failure to file the reports which Title Company is hereby required to file.

7. Conditions to Closing. In addition to all other conditions to the completion of the transaction described in this Agreement, Seller and Purchaser agree that the Closing of this sale and purchase is subject to the sole satisfaction, approval or waiver by Purchaser of the following conditions on or before 5:00 PM, Eastern Time, on that date which ninety (90) days after the date of this Agreement ("Due Diligence Period"). Seller and Purchaser agree that the Due Diligence Period and the Option Period shall run concurrently with each other. In the event that the Option Period is extended by Purchaser by timely paying the Option Extension Payment, then the Due Diligence Period shall also be extended to run concurrent with the Option Period. In the event the Option is exercised by Purchaser before the end of the Option Period, the Due Diligence Period shall continue until the time that the Option Period would have expired. The conditions to closing which must be satisfied during the Due Diligence Period include:

(a) Inspection and approval of documents and other written materials in Seller's possession and control, relating to the ownership, operation, leasing and maintenance of the Property. On or before the date which is five (5) business days following opening of Escrow, Seller shall furnish to Buyer, for review as part of Buyer's Due Diligence Activities, all of the following documents in Seller's possession related to the Property not previously provided to Purchaser (the "Due Diligence Documents"): (i) surveys; (ii) environmental assessments; (iii) geotechnical reports; (iv) Seller's title policy and copies of all underlying documents; (v) notices of violations of any zoning ordinance or other law, regulation, agreement or instrument; (vi) all property tax assessment bills for the last 2 years; (vii) all service contracts, property management agreements, and other agreements in place; and (viii) any and all other materials requested by Buyer and that are in Seller's possession or control; provided, Seller shall not be required to provide any appraisals of the Property. Purchaser acknowledges that Seller may not have documents of every type or category listed above relating to the Property and inclusion of a type or category of document in the above list is not to be construed as a representation that Seller has that type or category of document in its possession.

(b) Inspection and approval by Purchaser of all aspects of the Property for its use thereof, including without limitation, the availability of access, utility services, zoning, environmental risks, engineering and soil conditions, and possible modifications to the improvements. From the opening of Escrow, through the Closing Date, Seller shall allow Purchaser and Purchaser's agents and contractors access to the Property for the purpose of conducting inspections, surveys, environmental assessments, and other investigations, tests and studies in connection with the Purchaser's Due Diligence Activities. Such access shall be exercised by Purchaser and its agents and contractors in strict compliance with the provisions of Section 2 of this Agreement If Purchaser or its agents or contractors shall cause any damage to the Property in connection with such access or Due Diligence Activities, Purchaser shall restore the same to its condition immediately preceding such damage, and in any event Purchaser shall indemnify Seller against damage caused by Purchaser or its agents or contractors in connection with such access in accordance with Section 2 of this Agreement; provided, however, that under no circumstances shall Purchaser be liable to Seller hereunder as a result of (x) Purchaser's or Purchaser's agents or contractors mere discovery of hazardous materials or other conditions at the Property or (y) any damage caused by Seller. The indemnity provisions of Section 2 and this Section 7(b) shall survive the expiration or earlier termination of this Agreement and shall also survive Closing. Purchaser's exercise of its right to inspect the Property, or Purchaser's election not to inspect the Property, shall in no way be interpreted as a waiver of any of Purchaser's rights or remedies contained in this Agreement, including, without limitation, Purchaser's right to rely on the representations and warranties made by Seller herein.

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In the event any of the conditions set forth in this section 7 are not satisfied or waived by Purchaser within the Due Diligence Period, Purchaser shall notify Seller and the Title Company in writing of termination of this Agreement ("Purchaser's Termination Notice") prior to the end of the Due Diligence Period. Upon receipt of Purchaser's Termination Notice, if prior to termination of the Due Diligence Period, both Seller and Purchaser shall be released and discharged from all further obligations under this Agreement, and neither Seller nor Purchaser shall be subject to any claim by the other for damages of any kind except Purchaser's indemnity and hold harmless agreement as provided in Sections 2 and 7(b) of this Agreement, in other indemnity provisions of this Agreement, if any, and Seller's restoration obligations in this Agreement. If no Purchaser's Termination Notice has been served upon Seller and Title Company within the time provided in this section 7, all conditions specified in section 7 shall be deemed to have been satisfied or waived, and Purchaser's obligations to close shall be firm with respect to said conditions. In addition, Purchaser shall promptly deliver the Additional Earnest Money to the Title Company as set forth in section 5(b) above if not previously paid to Seller as the Option Extension Payment.

8. Evidence of Title.

(a) Title Commitment. Purchaser shall, at Purchaser's expense during the first sixty (60) days of the Option Period, obtain a preliminary title report for a standard coverage owner's title insurance policy (or, at Purchaser's option, an extended coverage policy, subject to Purchaser's payment of additional charges associated therewith as provided hereinafter) (the "Commitment") issued by the Title Insurer showing the condition of title to the Property. If the Commitment or any amendment thereto discloses exceptions which would, in Purchaser's reasonable judgment, be a material impairment to Purchaser's intended use of the Property and are objectionable to Purchaser, Purchaser, within ten business (10) days following the date on which Purchaser receives the Commitment, together with legible copies of all items (if available) listed as exceptions in Schedule "B" of such Commitment, but in no event more than seventy (70) days from the date of this Agreement, or within five business (5) days after receipt of any amendment to the Commitment, shall deliver to Seller written notice of Purchaser's objections, if any, to such exceptions including a description of the impairment Purchaser believes would result from the exception ("Unpermitted Exceptions"). Neither the Crop Lease, the Gas Lease, nor the cemeteries previously disclosed to Purchaser shall be an Unpermitted Exception. If Purchaser fails to deliver such written notice or objection to Seller within the applicable time period, Purchaser shall be deemed to have waived its right to object to such Unpermitted Exceptions, which shall thereafter be deemed "Permitted Exceptions." In the event that Purchaser shall so object to any such Unpermitted Exceptions, Seller shall notify Purchaser within ten (10) business days following the date of Purchaser's notice of such objections that either (a) the Unpermitted Exceptions have been, or will be at or prior to Closing, removed from the Commitment or are or will be insured over by the Title Insurer pursuant to an endorsement to the Commitment (together with Title Insurer's agreement to issue such endorsements to any lender, purchaser or transferee of the Property) and in such event, if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties, or (b) Seller has elected not to pursue removal of one or more Unpermitted Exception or failed to arrange to have the Unpermitted Exceptions removed or insured over by the Title Insurer. Seller shall be under no obligation or duty to remove or cure any Unpermitted Exceptions. If Seller does not notify Purchaser that it has arranged to have the Unpermitted Exceptions removed or insured over or that it disputes an Unpermitted Exception within said ten (10) business day period, Purchaser may elect either:

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(i) to terminate this Agreement, in which event the Initial Option Deposit (and Option Extension Payment/Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, provided, however, the return of such amounts to Purchaser is subject to Sections 2 and 3 of this Agreement and the prior payment and satisfaction of all Seller Indemnification Claims; or

(ii) to take title as it then is, which election must be made within five business (5) days following expiration of said ten (10) day period in which event:

(1) Purchaser shall be deemed to have agreed to accept title as it then is without any reduction in the Purchase Price;

(2) all Unpermitted Exceptions not removed from the Commitment will thenceforth be deemed Permitted Exceptions;

(3) this Agreement shall remain in full force and effect; and

(4) if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties.

Anything to the contrary in this Agreement notwithstanding, Seller shall not be obligated to remove or cure any Unpermitted Exceptions except that Seller shall pay or discharge any lien or encumbrance arising after the date hereof and voluntarily created or assumed by Seller and not created by or resulting from the acts of Purchaser or other parties not related to Seller. If after the date of the original Commitment, an updated Commitment discloses Unpermitted Exceptions arising after the date of the original Commitment other than those which the Title Insurer has agreed to insure against, or Seller has agreed to pay or discharge at Closing, then unless Purchaser agrees to accept title as it then is without reduction of the Purchase Price, Seller may, at its option, terminate this Agreement, in which event the Initial Option Deposit (and Option Extension Payment/Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, provided, however, the return of such amounts to Purchaser is subject Sections 2 and 3 of this Agreement and to the prior payment and satisfaction of all Seller Indemnification Claims On the Closing Date, Purchaser shall cause the Title Insurer to issue an owner's title insurance policy, or the unconditional commitment of the Title Insurer to issue such policy (which commitment shall be deemed made upon the recordation by the Title Company or its agent of the Deed), in the amount of the Purchase Price, subject only to the printed exceptions normally contained in such policies and the Permitted Exceptions. The Title Policy shall be standard or extended coverage, at Purchaser's option; provided, however, if Purchaser elects extended coverage, Purchaser shall be responsible for satisfying, at Purchaser's cost, the Title Company's requirements therefor.

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(b) Survey. Seller has advised Purchaser that it does not have a copy of any existing survey of the Real Estate and Improvements ("Existing Survey"). Purchaser may wish to obtain a survey (or if an Existing Survey is subsequently located, an update the Existing Survey) at Purchaser's sole cost and expense. Purchaser may elect to obtain, at Purchaser's sole cost and expense, a new ALTA/ACSM Class A survey of the Real Estate and Improvements (reflecting current Minimum Standard Detail Requirements), prepared by a registered land surveyor and which shall be certified to Seller, Purchaser and the Title Company (the "New Survey"). If the New Survey shows any material encroachments over a building, setback or property line, a prohibited encroachment of a material nature over any easement or any other matter which is objectionable to Purchaser and which are not Permitted Exceptions (collectively, "Survey Defects"; provided that in no event shall the existing cemeteries be considered a Survey Defect), Purchaser, within ten business (10) days after the date Purchaser receives the New Survey, or within five business (5) days after Purchaser receives any amendment to the New Survey, may deliver to Seller written notice of those Survey Defects to which it objects, or Purchaser shall be deemed to have waived any right to such objection. Seller shall have ten (10) business days ("Survey Cure Period") from the date of receipt of Purchaser's notice of objections, if any, to cure the Survey Defects or to cause the Title Insurer to agree to insure over such Survey Defects by appropriate endorsements to the Commitment (together with Title Insurer's agreement to reissue such endorsements to any lender, purchaser or transferee of the Property), but Seller shall have no duty or obligation to cure or correct any Survey Defects. If Seller fails to do so, Purchaser shall, within 3 business days after the end of the Survey Cure Period, elect either to terminate this Agreement by delivering written notice thereof within said 3-day period, or be deemed to have accepted the Property as is. If Purchaser fails to deliver such notice of termination within the time provided, (i) Purchaser shall be deemed to have accepted the Property as is without any reduction in the Purchase Price for Survey Defects, (ii) this Agreement shall remain in full force and effect, and (iii) the Closing Date shall be not later than the first business day after the fifteenth day after the end of the Survey Cure Period or the time specified in paragraph 3(a) to which Purchaser makes no objection within the time provided in this paragraph, or (b) which Seller does not cure within the Survey Cure Period, and provided Purchaser does not terminate this Agreement as permitted herein, will, in either case, thenceforth be deemed Permitted Exceptions. If Purchaser properly elects to terminate this Agreement as a result of uncured Survey Defects, the Initial Option Deposit (and Option Extension Payment/Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, provided, however, the return of such amounts to Purchaser is subject Sections 2 and 3 of this Agreement and to the prior payment and satisfaction of all Seller Indemnification Claims.

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9. Phase I Environmental Report. Purchaser, at Purchaser's sole cost and expense, may elect to update any existing environmental report (Seller does not have a copy of any existing environmental report) or obtain a new environmental report ("New Report"). Any New Report shall be issued in the name of both Purchaser and Seller and a copy shall be delivered to Seller immediately upon its receipt by the Purchaser. Purchaser agrees to treat the Existing Report as well as any New Report as strictly confidential and to disclose the Existing Report or the New Report only to those consultants, advisers and lenders necessary in connection with this transaction. In the event this transaction fails to close, Purchaser shall return all copies of the Existing Report and any New Report to Seller. Purchaser acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of the Existing Report and Purchaser shall have no claim against Seller based upon the Existing Report. Purchaser further acknowledges that pursuant to section 7 of this Agreement, it has full opportunity to perform such environmental investigations of the Real Estate and Improvements as Purchaser deems appropriate.

10. Seller's Express Representations. Seller represents and warrants to Purchaser that:

(a) Seller is a corporation duly formed and validly existing under the laws of the State of West Virginia and has the full power and authority to enter into this Agreement and to carry out the transaction contemplated herein. All persons signing this Agreement and/or any documents and instruments in connection herewith on behalf of Seller have full power and authority to do so. Subject to the provisions of this Section 10, all necessary action has been taken to duly authorize the execution and delivery of this Agreement and all documents and instruments contemplated by this Agreement, and the performance by Seller of the covenants and obligations to be performed and carried out by it hereunder.

(b) The execution, delivery and performance by Seller of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Seller does not, and will not, result in any violation of, or conflict with or constitute a default under, any provision of any agreement of Seller or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement to which Seller is a party, or any judgment, writ, decree, order, injunction, rule or governmental regulation to which it is subject. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that Seller has disclosed to Purchaser the existence of the Gas Lease and Crop Lease and this Agreement and the sale of the Property is subject to such leases.

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(c) Seller is not prohibited from consummating the transaction contemplated by this Agreement by any law, rule, regulation, instrument, agreement, order or judgment.

(d) To the best of Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries), there are not, nor has Seller received any notice of, any current violations of any laws, statutes, ordinances, regulations or other requirements of any governmental agency in connection with or related to the Property.

(e) To the best of Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries), there are not any existing, pending or anticipated litigation, condemnation or similar proceedings against or involving the Property, including without limitation any water, sewer, building or other construction moratoria on the Property, or any other claims, actions, suits or other proceedings threatened or pending which would materially and/or adversely affect Purchaser's right, title and/or interest in and to, or enjoyment or use of, the Property.

(f) There are no attachments, levies, executions, assignments for the benefit of creditors, receivership, conservatorship, or voluntary or involuntary proceedings in bankruptcy (or pursuant to any other debt or relief laws) contemplated by Seller, filed by Seller or, to the best of Seller's actual knowledge, pending or threatened in any current judicial or administrative proceedings against Seller.

(g) There are no leases applicable to or affecting the Property except for the Crop Lease and Gas Lease disclosed to Purchaser prior to execution of this Agreement. No third party has any right to utilize or possess the Property other than the tenants under the Crop Lease and Gas Lease. Other than this Agreement, the Crop Lease, Gas Lease and matters of record, there are, to the best of Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries) no contracts or agreements related to the sale, exchange or transfer of the Property or any part thereof. There are no unpaid costs or expenses related to tenant improvements or leasing commissions with respect to the Property.

(h) To the best of Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries): (i) the Property has never been utilized for the treatment, storage or disposal of hazardous substances or wastes; (ii) no hazardous substances or wastes have ever been located on the Property; (iii) no hazardous substances or petroleum products have ever been released on, at, into or under the Property (except for substances that may have been utilized by tenants under crop leases and gas leases in the ordinary course of their operations); (iv) there has been no activity conducted upon the Property which could have toxic results or leave a toxic residue (except for substances that may have been utilized by tenants under crop leases and gas leases in the ordinary course of their operations) and (v) there is no proceeding or inquiry by any governmental agency, either pending or anticipated, with respect thereto; and there are no violations of any local, state or federal statutes or laws governing the generation, treatment, storage, disposal, or cleanup of hazardous substances.

11. As Is. Purchaser represents and warrants to Seller that:

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(a) Purchaser will have examined and investigated to Purchaser's full satisfaction the physical condition of the Property during the Due Diligence Period set forth in section 7;

(b) Except as set forth herein, neither Seller nor any real estate broker, agent or other representative of Seller has made any representations or warranties whatsoever regarding this transaction or any fact relating thereto, including, without limitation, any representations or warranties concerning the physical condition of the Property, access, zoning laws, environmental matters, utilities, or any other matter affecting the Property or the use thereof;

(c) If Purchaser has not exercised its right to terminate this Agreement within the Due Diligence Period as set forth in section 7 and except for Seller's express representations set forth in Section 7 hereof, PURCHASER IS PURCHASING THE PROPERTY AS-IS, WHERE-IS, AND EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS SET FORTH IN SECTION 10 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) WITH RESPECT TO, AND SHALL HAVE NO LIABILITY FOR: (i) THE CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL BUILDINGS, STRUCTURES, IMPROVEMENTS, OR PERSONAL PROPERTY THAT ARE A PART THEREOF, OR THE SUITABILITY, HABITABILITY, MERCHANTABILITY, OR FITNESS OF THE PROPERTY FOR PURCHASER'S INTENDED USE OR FOR ANY USE WHATSOEVER; (ii) ANY APPLICABLE BUILDING, ZONING OR FIRE LAWS OR REGULATIONS OR WITH RESPECT TO COMPLIANCE THEREWITH OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (iii) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER OR UTILITY RIGHTS; (iv) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES IN ANY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE IMPROVEMENTS, AND INCLUDING, WITHOUT LIMITATION, ASBESTOS, RADON, OR UREA-FORMALDEHYDE, OR THE PRESENCE OF ANY ENVIRONMENTALLY HAZARDOUS WASTES OR MATERIALS IN, ON, OR UNDER THE PROPERTY; (v) THE ACCURACY OR COMPLETENESS OF ANY SURVEY, PLANS AND SPECIFICATIONS, REPORTS, OR OTHER MATERIALS PROVIDED TO PURCHASER; OR (vi) ANY OTHER MATTER RELATING TO THE CONDITION OF THE PROPERTY. EXCEPT FOR THE SELLER'S EXPRESS REPRESENTATIONS IN SECTION 10 OF THIS AGREEMENT, PURCHASER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH THE PURCHASER HAS OR MAY HAVE AGAINST THE SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN GIVEN THE OPPORTUNITY UNDER THIS AGREEMENT TO FULLY INSPECT THE PROPERTY, AND THE EXERCISE OF THIS OPTION BY PURCHASER HEREUNDER SHALL CONSTITUTE PURCHASER'S ACKNOWLEDGMENT TO SELLER THAT PURCHASER HAS FULLY INSPECTED THE PROPERTY AND THAT PURCHASER ASSUMES THE RESPONSIBILITY AND RISK OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION.

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(d) Except as may be created by statute, rule or regulation, Seller shall have no responsibility, liability or obligations subsequent to the Closing with respect to any hazardous wastes or substances or any other environmental conditions on or affecting the Property unless and to the extent such conditions are solely and directly caused by Seller in connection with its ownership and operation of the Property and not caused in whole or in part by a lessee of the Property; and

(e) Except for Seller's express representations set forth in Section 10 hereof, Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, verbally or in writing, unless specifically set forth herein.

12. Purchaser's Conditions to Closing. The obligations of Purchaser to close under this Agreement shall be subject to the satisfaction of the following conditions:

(a) There shall have occurred no material adverse change with respect to the Property (including, by way of examples of material adverse changes, any material adverse change in the physical condition or environmental condition of the Property) between the end of the Due Diligence Period and the Closing Date;

(b) The Title Company shall be ready, willing and able to facilitate an escrow-style closing with no additional cost, expense or obligation (including any obligation to indemnify) to Purchaser (other than customary escrow fees reasonably acceptable to Purchaser) and the Title Insurer shall be ready, willing and able to irrevocably commit, upon payment by Purchaser of the required premium, to deliver to Purchaser the Title Policy in accordance with the Commitment approved by Purchaser pursuant to Section 8 above and subject only to the Permitted Exceptions in the amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Purchaser) and to fully insure the so-called "gap" during the period from the date of the Commitment through the date and time of recording the Deed, subject only to the Permitted Exceptions and as otherwise provided in this Agreement; and

(c) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects, without changes, except as may have been approved by Purchaser in writing (as satisfactory to Purchaser, in its discretion), and the covenants and agreements of Seller set forth herein shall have been satisfied.

If any one or more of the conditions precedent set forth in this Section 12 shall not be satisfied (or waived) on or before the Closing Date, then such condition precedent shall be deemed unsatisfied, and at Purchaser's election, this Agreement may be terminated by Purchaser by written notice to Seller. If the Agreement is terminated under this Section 12, the Initial Option Deposit (and Option Extension Payment/Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, provided, however, the return of such amounts to Purchaser is subject Sections 2 and 3 of this Agreement and to the prior payment and satisfaction of all Seller Indemnification Claims, and neither Seller nor Purchaser shall have any further liability or obligation hereunder (except for provisions that expressly survive termination as set forth herein); provided, however, if the failure of such condition precedent also constitutes a default under or breach of the terms of this Agreement on the part of Seller, then Purchaser may, at its option, exercises its remedies under Section 18(a) hereof.

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13. Seller's Covenants. Between the date of the execution of this Agreement and the Closing, Seller shall:

(a) Maintain the Property in its present condition, ordinary wear and tear, including ordinary usage by the lessee of the Crop Lease and Gas Lease, excepted;

(b) Maintain any casualty, liability and hazard insurance currently in force with respect to the Property that is presently maintained by the Seller; and

(c) Except as otherwise stated herein, lease, operate, manage and enter into contracts with respect to the Property, in the same manner done by Seller prior to the date hereof, maintaining present services and sufficient supplies and equipment for the operation and maintenance of the Property in the same manner as prior to the date hereof; provided, however, that Seller shall not enter into any service contract that cannot be terminated within thirty (30) days.

14. Prorations, Escrow Fees.

(a) Prorations shall be based on a 30-day month, 365-day year unless specifically stated otherwise below.

(b) Seller shall pay in full, or there shall be deducted from funds due Seller, or Seller shall cause to be released such that they will not be an encumbrance against the Property at Close of Escrow:

(i) All real estate taxes and all penalties thereon for years prior to the year, of the Closing and all assessments, if any.

(ii) [Reserved]

(iii) Recording fees for the release of any encumbrances against the Property.

(c) Recording fees for the Deed shall be paid by Purchaser.

(d) Any general charges of the Escrow Agent shall be divided between Purchaser and Seller equally.

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(e) All fees for title examination and survey shall be paid by Purchaser. The title insurance premiums and fees for standard coverage owner's title insurance for the Title Policy and premiums to enhance the Title Policy to an extended coverage (ALTA, Form B) policy and to issue any endorsements shall be paid by Purchaser. In addition, Purchaser shall pay the premium for the Lender's Policy.

(f) Real estate taxes and personal property taxes, if any, levied for the calendar year in which Close of Escrow occurs shall be prorated on a calendar year basis between Purchaser and Seller based on the date of Closing Date using the latest available information; which proration shall be final as between the parties.

(g) Rents under the Crop Lease shall be prorated on a calendar year basis between Purchaser and Seller based on the Closing Date.

(h) Royalties under Gas Lease shall be prorated on a monthly basis (or such other basis on which payment that includes the Closing Date is made by the lessee of the Gas Lease) between Purchaser and Seller based on the Closing Date

15. Title Insurance. At the Close of Escrow, the Title Insurer shall issue or be irrevocably committed to issue, to Purchaser, an Owner's title insurance policy, either standard or extended coverage as directed by Purchaser, in the amount of the Purchase Price (the "Title Policy") insuring title to the Property in Purchase as of the Close of Escrow, subject only to exceptions, exclusions, conditions and stipulations in the printed form of the policy and the Permitted Exceptions, which Permitted Exceptions shall include real estate and personal property taxes for the calendar year in which the Closing Date occurs (which are to be prorated on a calendar year basis at Closing) and any lien for real estate taxes for years after the calendar year in which the Closing Date occurs which are not yet payable.

16. Possession. Purchaser shall be entitled to possession of the Property at Close of Escrow, subject to the Crop Lease and Gas Lease.

17. Condemnation. In the event between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property Purchaser may:

(a) terminate this Agreement by written notice to Seller; or

(b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award attributable to the Property made in connection with such condemnation or eminent domain proceedings.

Seller shall immediately notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings if such proceedings would result in the taking of any of the Property or the taking or closing of any right of access to the Property. Purchaser shall then notify Seller, within ten (10) business days of Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this section. Closing shall be delayed, if necessary, until Purchaser makes such election, provided that in no event shall the Closing occur later than five (5) business days after the 10-day period provided for above. If this Agreement is terminated under this Section 17, the Initial Option Deposit (and Option Extension Payment/Additional Earnest Money, if any) shall be returned to Purchaser as Purchaser's sole remedy hereunder, provided, however, the return of such amounts to Purchaser is subject Sections 2 and 3 of this Agreement and to the prior payment and satisfaction of all Seller Indemnification Claims, and neither Seller nor Purchaser shall have any further liability or obligation hereunder (except for provisions that expressly survive termination as set forth herein)

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18. Default.

(a) Default by Seller. If any material warranty or representation of Seller made in this Agreement shall prove to be materially untrue, or if Seller shall fail to perform any of its obligations under this Agreement on or prior to the date for performance provided in this Agreement and Purchaser is not in default under this Agreement, then Purchaser shall give Seller written notice of the failure and opportunity to cure. If Seller does not cure within ten (10) business days from receipt of Purchaser's notice of default (provided that if such default cannot reasonably be cured within such ten (10) business day period Seller shall have up to 30 days to cure if Seller commences its cure within said ten (10) day period and diligently pursues such cure thereafter), then Purchaser may, as Purchaser's sole and exclusive remedy, elect to (i) terminate this Agreement by giving written notice to Seller and Title Company or (ii) institute a suit against Seller for specific performance. Notwithstanding the foregoing sentence, any suit for specific performance must be instituted by Purchaser prior to the date that is ninety (90) days after the then scheduled Closing Date. If specific performance is not pursued and this Agreement is terminated, Purchaser may recover from Seller the out-of-pocket costs paid by Purchaser to third parties in connection with this transaction (upon providing reasonable written documentation of the payment of such out-of- pocket costs), in an amount not to exceed the Earnest Money plus any Additional Earnest Money paid, but in no event shall Purchaser be entitled to expectancy (lost profits), consequential or punitive damages against Seller. If Purchaser elects to terminate this Agreement as permitted under this paragraph, then (x) the Escrow and this Agreement shall be terminated for all purposes, (y) the Title Company shall return the entire Additional Earnest Money (and any interest earned thereon) if held by the Title Company to Purchaser and the Title Company shall return all other funds, documents, and other items held in escrow to the party that deposited same in Escrow, and the Purchaser shall return the Earnest Money (the Initial Option Payment) and the Option Extension Payment if previously paid to the Seller to the Purchaser, and (z) the parties shall have no further rights, liabilities or obligations under this Agreement except for those rights, obligations and liabilities that are specified in this Agreement to survive the termination of this Agreement, and except as otherwise provided in this paragraph (a) and in Sections 2 and 3 of this Agreement, regarding the availability of the Initial Option Payment and Option Extension Payment/Additional Earnest Money to satisfy Seller Indemnification Claims.

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(b) Default by Purchaser. If any material warranty or representation of Purchaser made in this Agreement shall prove to be materially untrue, or if Purchaser shall fail to perform any of Purchaser's obligations under this Agreement on or prior to the date for performance provided in this Agreement and Seller is not in default under this Agreement, then Seller shall give Purchaser ten (10) business days' notice of the failure and opportunity to cure. Notwithstanding the foregoing sentence, Purchaser shall have no cure period with respect to Purchaser's failure to pay money as required under this Agreement or Purchaser's failure to close the escrow on the Closing Date. If Purchaser does not cure within the ten (10) business-day period (if Purchaser is entitled to such cure period), then Seller's sole and exclusive remedy under this Agreement shall be to terminate this Agreement by giving written notice of termination to Purchaser and the Title Company. If Seller terminates this Agreement pursuant to the preceding sentence, then (i) the escrow and this Agreement shall be terminated for all purposes, (ii) the Title Company shall pay the Additional Earnest Money, if held by the Title Company (and any interest earned thereon) to Seller and shall return all other funds, documents and other items held in escrow to the party that deposited same in escrow, and (iii) the parties shall have no further rights, liabilities or obligations under this Agreement except for those rights, liabilities and obligations that are specified in this Agreement to survive the termination of this Agreement. Any sums paid to Seller pursuant to the preceding sentence shall be deemed to be liquidated damages paid to Seller by reason of Purchaser's failure to consummate the transaction contemplated by this Agreement, and the parties hereby agree that this amount is a reasonable forecast of just compensation for the harm that may be caused Seller as a result of Purchaser's failure to consummate the transaction contemplated by this Agreement, and that Seller's harm if Purchaser fails to consummate the transaction contemplated by this Agreement would be incapable of accurate estimation or very difficult to accurately estimate. Retention by Seller of the Initial Option Deposit and Option Extension Payment/Additional Earnest money shall not reduce or be in satisfaction of any Seller Indemnification Claims, as those are claims that survive termination.

19. Notice. Any and all notices required or permitted by this Agreement shall be given in writing and e-mailed, personally delivered, or sent by FedEx or other similar reputable overnight courier for next business day delivery, addressed as follows:

If to Seller:	BJ BUILDERS, INC.
2105 Jackson Avenue
Point Pleasant, WV 25550
Telephone 304-675-5540
Email: sandyjdunn@aol.com
ATTN: Sandy Dunn

With Copies to:	Dinsmore & Shohl LLP
611 Third Avenue
Huntington, WV 25701
Telephone 304-691-8324
Email : christopher.plybon@dinsmore.com
ATTN: Christopher J. Plybon

If to Purchaser:	FRONTIERAS NORTH AMERICA

DocuSign Envelope ID: D8E34115-CBED-4248-B21E-E3378A42AC94

7349 E. Via Del Sur, Suite 515-181
Scottsdale, AZ 85258
Telephone (602) 509-0950
Email: matthew.mckean@frontieras.com
ATTN: Matt McKean

With Copies to:	Provident Law, PLLC
14646 N. Kierland Blvd., Suite 230
Scottsdale, AZ 85254
Telephone 480-348-3343
Email: steve@providentlawyers.com)
ATTN: Steven P. Oman, Esq.

or at any other address or e-mail address designated by Purchaser, Seller, or the Title Company in writing. Any notice or communication shall be deemed to have been given (i) as of the date of receipt, if received by e-mail on or before 5:00 p.m. eastern time in the for notices received by Seller or Title Company or by 5:00 p.m. Arizona time in the case of notices received by Purchaser on a business day; (ii) as of the next business day after receipt, if received by e-mail after 5:00 p.m. eastern time in the case of notices received by Seller or Title Company or after 5:00 p.m. Arizona time in the case of notices received by Purchaser, or at any time on a non-business day; or (iii) as of the date of delivery or refusal, if hand delivered or sent by overnight courier. Copies of all notices or communications to Purchaser or Seller shall be e-mailed, hand delivered, or sent by overnight courier, in the manner set forth above, to the Title Company, and copies of all notices by Purchaser or Seller to Escrow Agent shall be e-mail, hand delivered, or sent by overnight courier, in the manner set forth above, to the other party hereto.

20. Time of Essence. Time is of the essence of this Agreement.

21. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of West Virginia.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Captions. The captions in this agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

24. Assignability. At any time following the execution of this Agreement by the parties, Purchaser may assign its rights under this Agreement to a related party entity so that said assignee will complete the purchase of the Property. In the event this Agreement is so assigned by Purchaser, the assignee shall assume all of the obligations of Purchaser hereunder, but the original Purchaser shall not be released from any of the duties or obligations of Purchaser under this agreement. Any assignment to a non-related party entity shall require the prior written consent of Seller and shall not release the original Purchaser form any of the duties or obligations of Purchaser under this Agreement.

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25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective legal representatives, successors and assigns.

26. Modifications; Waiver. No waiver, modification, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

27. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

28. Partial Invalidity. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which will affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

29. Survival. Except as otherwise expressly provided in this Agreement as to Seller, no representations, warranties, covenants, agreements and other obligations of Seller in this Agreement shall survive the Closing of this transaction and no action based thereon shall be commenced after the Closing of this transaction. However, the obligations of Seller in sections 10 and 32 of this Agreement and the obligations of Purchaser in sections 11 and 32 and any other indemnity provision by Purchaser in this Agreement shall survive the Closing of this transaction for a period of six (6) months. The obligations of Purchaser under Sections 2, 3 and 7(a) shall survive the Closing or termination of this Agreement indefinitely.

30. No Personal Liability of Officers or Directors. No member, manager, individual officer, director or representative of Seller or Purchaser have any personal liability under this Agreement or any document executed in connection with the transactions contemplated in this Agreement.

31. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any persons other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

32. Broker. Seller and Purchaser represent each to the other that each has had no dealings with any broker, finder or other party concerning Purchaser's purchase of the Property, except Homestead Realty (Sandy Dunn), to whom Seller shall pay a commission pursuant to a separate commission agreement ("Seller's Broker"), and except RSC Realty (Doug Remy), who shall receive a commission under a separate arrangement with Seller's Broker ("Buyer's Broker"). Seller and Purchaser each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorney's fees) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party except Seller's Broker or Buyer's Broker. The representations and warranties contained in this section 32 shall survive the Closing.

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33. Time Periods. All time periods contained herein shall refer to calendar days except where express reference is made to business days. Business days shall be defined to mean all days except Saturdays, Sundays and legal holidays. Should any time period specified in this Agreement expire on a non-business day, such time period shall be extended to the next succeeding business day.

34. Related Parties are Licensed Real Estate Agents. The parties acknowledge that an officer of Purchaser, Doug Remy, is an Arizona licensed real estate broker.

35. Tax Deferred Exchange. This transaction may be part of an exchange transaction through which either party (or their assigns) is exchanging the Property for other property. The parties hereto shall cooperate to effect said exchange(s). It is understood that the exchange transaction shall not impose upon the other party any additional financial obligations or liabilities and the exchanging party agrees to indemnify, hold harmless and defend (with legal counsel reasonably acceptable to the other party) the other party for, from and against any and all liabilities, claims, losses, actions and expenses (including, without limitation, reasonable attorneys' fees) asserted or imposed against the other party as a result of its involvement with the contemplated exchange. All obligations of a party in this Contract shall remain the obligations of such party and shall not be imputed to an intermediary except as necessary to bind the intermediary to convey the appropriate property as described herein.

36. Construction of Agreement. Seller and Purchaser acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

SELLER:

BJ BUILDERS, INC.

a West Virginia corporation

By:
Sandy Dunn
Its:	3/10/22
3/10/2022

PURCHASER:

FRONTIERAS NORTH AMERICA
a Wyoming corporation

By:
Matt McKean 3/9/2022
Chief Executive Officer

Accepted this _____________________, by

First American Title Insurance Company

By: ________________________________________

 Escrow Officer

DocuSign Envelope ID: D8E34115-CBED-4248-B21E-E3378A42AC94

EXHIBIT A

LEGAL DESCRIPTION

[To Come]

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EXHIBIT B

SPECIAL WARRANTY DEED

[To Come]